Exhibit 15.2

20/F, China Resources Building

8 Jianguomenbei Avenue

Beijing 100005, PRC

T: (86-10) 8519-1300

F: (86-10) 8519-1350

junhebj@junhe.com

April 29, 2014

Sungy Mobile Limited

Floor 17, Tower A, China International Center

No. 33 Zhongshan 3 Road, Yuexiu District

Guangzhou 510055, People’s Republic of China

Dear Sir/Madam,

We hereby consent to the use of our name and the summary of our opinion under the captions, “Item 3. Key Information—D. Risk Factors”, “Item 4. Information on the Company—B. Business Overview—PRC Regulation” and “Item 5. Operating and Financial Review and Prospects—A. Operating Results—Critical Accounting Policies”, included in the annual report of Sungy Mobile Limited on Form 20-F for the fiscal year ended December 31, 2013 (the “Annual Report”), which will be filed with the Securities and Exchange Commission in the month of April, 2014. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

Yours Sincerely,

/s/ Jun He Law Offices
Jun He Law Offices

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